CKE RESTAURANTS, INC. REPORTS THIRD QUARTER FISCAL 2012 RESULTS

CARPINTERIA, Calif. — December 13, 2011 — CKE Restaurants, Inc. (“CKE”) announced today its third fiscal quarter financial results for the twelve weeks ended November 7, 2011. The Company expects to file its Quarterly Report on Form 10-Q with the Securities and Exchange Commission (“SEC”) on Wednesday, December 14, 2011 after the close of the financial markets.

Company-Operated Same-Store Sales and Average Unit Volumes

Blended same-store sales increased 1.9% in the third quarter of fiscal 2012. Carl’s Jr.® same-store sales increased 2.0% and Hardee’s® same-store sales increased 1.8%.

	Third Quarter		Year to Date

Brand	FY12	FY11	FY12	FY11

Carl’s Jr.	2.0%	-5.0%	2.0%	-6.2%
Hardee’s	1.8%	8.3%	5.0%	4.0%
Blended	1.9%	0.9%	3.4%	-1.7%

At the end of the third quarter, the blended fifty-two week average unit volume for Carl’s Jr. and Hardee’s was $1,246,000. The fifty-two week average unit volumes for Carl’s Jr. and Hardee’s were $1,405,000 and $1,102,000, respectively.

To date, the Company’s blended same-store sales for the fourth quarter of fiscal 2012 are positive in the low single digit range.

Third Quarter Results

The Company reported total revenue of $292.6 million for the fiscal 2012 third quarter, an increase of $7.8 million, or 2.8%, compared to the fiscal 2011 third quarter.

“Hardee’s continued to generate positive same-store sales results during the third quarter. Including period ten and the third quarter, Hardee’s has now had twenty-two consecutive periods and six consecutive quarters of positive same-store sales. Carl’s Jr. also performed well, posting its third consecutive quarter of positive same-store sales,” said Andrew F. Puzder, Chief Executive Officer.

For the fiscal 2012 third quarter, company-operated restaurant-level adjusted EBITDA margin was 16.9%, a 30 basis point decrease compared to the prior year quarter. Food and packaging costs increased 110 basis points, primarily as a result of higher commodity costs for beef, oil and cheese products. Advertising increased 20 basis points. These increases were offset by a 50 basis point decrease in labor costs and a 50 basis point decrease in occupancy and other expense, excluding depreciation and amortization. Refer to the further discussion of company-operated restaurant-level adjusted EBITDA margin under the heading “Non-GAAP Measures” below.

Adjusted EBITDA was $37.9 million in the third quarter of fiscal 2012, $0.6 million lower than the prior year quarter. Refer to the further discussion of Adjusted EBITDA under the heading “Non-GAAP Measures” below, which includes a reconciliation of net (loss) income to Adjusted EBITDA.

As of November 7, 2011, cash and cash equivalents were $61.1 million and the Company had $68.5 million available under its credit facility with no borrowings outstanding.

During the third quarter of fiscal 2012, the Company purchased $8.2 million of the principal amount of its outstanding 11.375% Senior Secured Second Lien Notes due 2018 (the “Notes”) at par value in an open market transaction and paid the associated accrued and unpaid interest on these purchased Notes of $0.2 million. The Company recognized a loss of $0.3 million on the early extinguishment of these Notes. Subsequent to the purchase, and as of November 7, 2011, the aggregate principal amount of the Notes outstanding was $551.8 million.

This fiscal year, through November 7, 2011, the Company has entered into agreements with independent third parties under which the Company sold and leased back 29 restaurant properties. The Company received pre-tax net proceeds of $40.7 million in connection with these transactions. During the third quarter of fiscal 2012, the Company entered into 18 of these transactions, generating pre-tax net proceeds of $24.7 million.

In accordance with the indenture governing the Notes, the Company is required to make an offer to repurchase its Notes with a portion of the net proceeds received from sale-leaseback transactions. Pursuant to these requirements, on December 1, 2011, the Company commenced a tender offer to purchase up to $27.9 million of the principal amount of the Notes (“Tender Offer”) at a redemption price of 103%, which expires on December 29, 2011. In addition to the Tender Offer, on December 1, 2011, the holders of the Notes were notified that the Company will redeem on January 4, 2012, conditioned in part on the result of the Tender Offer, up to $20.0 million aggregate principal amount of the Notes outstanding on January 4, 2012 (“Redemption”) at a redemption price of 103% pursuant to the terms of the indenture governing the Notes. Pursuant to the Redemption, the Notes to be redeemed will be reduced so that the total principal amount of Notes purchased in both the Tender Offer and Redemption will not exceed $30.0 million.

Capital expenditures for the fiscal 2012 third quarter were $16.3 million, of which $6.7 million related to new store openings, dual-branding and remodeling projects. For fiscal 2012, the Company expects capital expenditures to be between $55.0 million and $60.0 million.

As of November 7, 2011, the Company’s system-wide restaurant portfolio consisted of:

	Carl's Jr.	Hardee's	Other	Total
Company-operated	425	469	0	894
Franchised	692	1,225	10	1,927
Licensed	175	223	0	398

Total	1,292	1,917	10	3,219

Conference Call Information

The Company will host its third quarter fiscal 2012 conference call on Wednesday, December 14, 2011, at 8:00 a.m. (PDT). The dial in information is as follows: (973) 500-2164 U.S. and international. The conference ID is 31999371.

A replay will be made available approximately two hours after the conclusion of the live event. The replay will be available for 7 days and can be accessed by calling (404) 537-3406. The conference ID is 31999371.

Company Overview

CKE Restaurants, Inc. is a privately held company headquartered in Carpinteria, Calif. As of the end of the third quarter of fiscal 2012, the Company, through its subsidiaries, had a total of 3,219 franchised, licensed or company-operated restaurants in 42 states and in 23 countries. For more information about CKE, please visit www.ckr.com.

Forward-looking Statements

Matters discussed in this press release contain forward-looking statements, including those relating to the Company’s expected capital expenditures, the Tender Offer and the Redemption (including the timing and amounts expended by the Company in connection with each), the timing of the Company’s earnings conference call and the filing of the Company’s periodic reports with the SEC, which are based on management’s current beliefs and assumptions. These statements constitute “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Such statements are subject to risks and uncertainties that are often difficult to predict and beyond the Company’s control and which may cause results to differ materially from expectations. Factors that could cause the Company’s results to differ materially from those described include, but are not limited to, the Company’s ability to compete with other restaurants, supermarkets and convenience stores for customers, employees, restaurant locations and franchisees; changes in consumer preferences, perceptions and spending patterns; changes in food, packaging and supply costs; the ability of the Company’s key suppliers to continue to deliver premium-quality products to the Company at moderate prices; the Company’s ability to successfully enter new markets, complete construction of new restaurants and complete remodels of existing restaurants; changes in general economic conditions and the geographic concentration of the Company’s restaurants, which may affect the Company’s business; the Company’s ability to attract and retain key personnel; the Company’s franchisees’ willingness to participate in the Company’s strategy; the operational and financial success of the Company’s franchisees; the willingness of the Company’s vendors and service providers to supply goods and services pursuant to customary credit arrangements; risks associated with operating in international locations; the effect of the media’s reports regarding food-borne illnesses, food tampering and other health-related issues on the Company’s reputation and its ability to procure or sell food products; the seasonality of the Company’s operations; the effect of increasing labor costs including healthcare related costs; the Company’s ability to comply with existing and future health, employment, environmental and other government regulations; the Company’s ability to adequately protect its intellectual property; the potentially conflicting interests of the Company’s sole stockholder and the Company’s creditors, the Company’s substantial leverage which could limit its ability to raise capital, react to economic changes or meet obligations under its indebtedness; the effect of restrictive covenants in the Company’s indenture and credit facility on the Company’s business; and other factors as discussed in the Company’s filings with the SEC.

You are cautioned not to place undue reliance on these forward looking statements, which speak only as of the date of this press release. We undertake no obligation to publicly update or revise any forward looking statement, whether as a result of new information, future events or otherwise, except as required by law.

Merger

As previously reported, on July 12, 2010, CKE Holdings, Inc., an affiliate of Apollo Management VII, L.P., acquired all of the outstanding shares of the Company (the “Merger”). All references to “Predecessor” relate to CKE and its consolidated subsidiaries for periods prior to the Merger and references to “Successor” relate to CKE and its consolidated subsidiaries for periods subsequent to the Merger.

Contact:
Beth Mansfield
Public Relations
(805) 745-7741
bmansfield@ckr.com

CKE RESTAURANTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands)
(Unaudited)

	Successor

	Twelve	Twelve
	Weeks Ended	Weeks Ended
	November 7, 2011	November 1, 2010

Revenue:
Company-operated restaurants	$256,976	$250,097
Franchised and licensed restaurants and other	35,643	34,690

Total revenue	292,619	284,787

Operating costs and expenses:
Restaurant operating costs:
Food and packaging	78,763	73,879
Payroll and other employee benefits	72,485	71,701
Occupancy and other	62,926	61,756

Restaurant operating costs	214,174	207,336
Franchised and licensed restaurants and other	17,907	16,995
Advertising	15,698	14,880
General and administrative	30,570	30,033
Facility action charges, net	262	822
Other operating expenses(1)	—	167

Total operating costs and expenses	278,611	270,233

Operating income	14,008	14,554
Interest expense	(17,415)	(18,055)
Other (expense) income, net	(252)	803

Loss before income taxes	(3,659)	(2,698)
Income tax benefit	(2,142)	(2,743)

Net (loss) income	$(1,517)	$45

(1)	Other operating expenses includes transaction-related costs consisting of accounting, investment banking, legal, and other costs of $167 for the twelve weeks ended November 1, 2010.

CKE RESTAURANTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands)
(Unaudited)

	Successor	Successor/	Successor	Predecessor
		Predecessor
	Forty	Forty	Sixteen	Twenty-Four
	Weeks Ended	Weeks Ended	Weeks Ended	Weeks Ended
	November 7, 2011	November 1, 2010	November 1, 2010	July 12, 2010
Revenue:
Company-operated restaurants	$871,571	$836,579	$336,048	$500,531
Franchised and licensed restaurants and other	121,360	197,356	45,768	151,588

Total revenue	992,931	1,033,935	381,816	652,119

Operating costs and expenses:
Restaurant operating costs:
Food and packaging	267,896	247,830	99,188	148,642
Payroll and other employee benefits	249,458	243,464	96,073	147,391
Occupancy and other	209,002	200,416	82,278	118,138

Restaurant operating costs	726,356	691,710	277,539	414,171
Franchised and licensed restaurants and other	62,225	137,377	22,257	115,120
Advertising	51,158	49,375	19,728	29,647
General and administrative	100,876	109,620	49,761	59,859
Facility action charges, net	703	1,549	959	590
Other operating expenses, net (1)(2)	545	30,077	19,828	10,249

Total operating costs and expenses	941,863	1,019,708	390,072	629,636

Operating income (loss)	51,068	14,227	(8,256)	22,483
Interest expense	(59,626)	(32,652)	(24,035)	(8,617)
Other (expense) income, net (3)	(1,668)	(12,641)	968	(13,609)

(Loss) income before income taxes	(10,226)	(31,066)	(31,323)	257
Income tax (benefit) expense	(3,877)	(708)	(8,480)	7,772

Net loss	$(6,349)	$(30,358)	$(22,843)	$(7,515)

(1)	Other operating expenses, net includes transaction-related costs consisting of accounting, investment banking, legal, and other costs of $545, $33,519, $19,828, and $13,691 for the forty weeks ended November 7, 2011 (Successor), forty weeks ended November 1, 2010 (Successor/Predecessor), sixteen weeks ended November 1, 2010 (Successor) and twenty-four weeks ended July 12, 2010 (Predecessor), respectively.

(2)	The forty weeks ended November 1, 2010 (Successor/Predecessor) and twenty-four weeks ended July 12, 2010 (Predecessor) also include a $3,442 gain on the sale of the distribution center assets.

(3)	Other (expense) income, net includes transaction-related costs, related to the termination of a prior merger agreement, of $14,283 for both the forty weeks ended November 1, 2010 (Successor/Predecessor) and twenty-four weeks ended July 12, 2010 (Predecessor).

CKE RESTAURANTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except shares and par values)
(Unaudited)

	Successor

	November 7,	January 31,
	2011	2011
ASSETS
Current assets:
Cash and cash equivalents	$61,075	$42,586
Accounts receivable, net of allowance for doubtful accounts of $72 as of November 7, 2011 and $92 as of January 31, 2011	27,059	27,533
Related party trade receivables	150	216
Inventories	16,733	14,526
Prepaid expenses	14,246	14,219
Assets held for sale	—	196
Advertising fund assets, restricted	17,481	18,464
Deferred income tax assets, net	16,503	17,079
Other current assets	3,824	4,065

Total current assets	157,071	138,884
Notes receivable, net	—	172
Property and equipment, net of accumulated depreciation and amortization of $90,792 as of November 7, 2011 and $36,342 as of January 31, 2011	625,971	640,194
Property under capital leases, net of accumulated amortization of $8,397 as of November 7, 2011 and $3,638 as of January 31, 2011	33,200	36,156
Goodwill	208,885	207,817
Intangible assets, net	436,874	448,499
Other assets, net	21,509	24,444

Total assets	$1,483,510	$1,496,166

LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities:
Current portion of bank indebtedness and other long-term debt	$3	$29
Current portion of capital lease obligations	8,220	7,434
Accounts payable	38,805	41,442
Advertising fund liabilities	17,481	18,464
Other current liabilities	105,311	81,958

Total current liabilities	169,820	149,327
Bank indebtedness and other long-term debt, less current portion	542,799	589,987
Capital lease obligations, less current portion	36,626	41,082
Deferred income tax liabilities, net	151,101	151,828
Other long-term liabilities	169,575	139,173

Total liabilities	1,069,921	1,071,397

Stockholder’s equity:
Common stock, $0.01 par value; 100 shares authorized, issued and outstanding as of November 7, 2011 and January 31, 2011	—	—
Additional paid-in capital	456,190	452,659
Investment in Parent Notes	(8,362)	—
Accumulated deficit	(34,239))	(27,890)

Total stockholder’s equity	413,589	424,769

Total liabilities and stockholder’s equity	$1,483,510	$1,496,166

Non-GAAP Measures

Adjusted EBITDA and Adjusted EBITDAR

Adjusted EBITDA represents income (loss) before income taxes, interest income and expense, asset impairments, facility action charges, depreciation and amortization, management fees, pro-forma cost savings as a result of becoming privately held, the effects of acquisition accounting adjustments, and certain non-cash and unusual items. The Company calculates Adjusted EBITDAR by adjusting Adjusted EBITDA to exclude the Company’s aggregate cash rent expense, less rental income from franchisees and third parties, subject to certain adjustments and exclusions.

Management uses Adjusted EBITDA and Adjusted EBITDAR because it believes that they are important measures of operating performance. In particular, management considers Adjusted EBITDA and Adjusted EBITDAR to be useful financial measures that highlight trends in the Company’s business and provide a comparable measure of profitability of similar enterprises. In addition, management believes that Adjusted EBITDA and Adjusted EBITDAR are effective, when used in conjunction with net loss or loss before income taxes, in evaluating asset performance, and differentiating efficient operators in the industry. Furthermore, management believes that Adjusted EBITDA and Adjusted EBITDAR provide useful information to potential investors and analysts because these measures provide insight into management’s evaluation of the Company’s results of operations. The calculations of Adjusted EBITDA and Adjusted EBITDAR may not be consistent with “EBITDA” and “EBITDAR” for the purpose of the covenants in the agreements governing the Company’s indebtedness.

Adjusted EBITDA and Adjusted EBITDAR are not measures of financial performance under U.S. GAAP, are not intended to represent cash flows from operations under U.S. GAAP and should not be used as alternatives to net loss, or loss before income taxes, as indicators of operating performance, or as alternatives to cash flow from operating, investing or financing activities as a measure of liquidity. Management compensates for the limitations of using Adjusted EBITDA and Adjusted EBITDAR by using them only to supplement the Company’s U.S. GAAP results to provide a more complete understanding of the factors and trends affecting the Company’s business. Adjusted EBITDA and Adjusted EBITDAR have limitations as analytical tools, and you should not consider these measures in isolation or as a substitute for analysis of the Company’s results as reported under U.S. GAAP.

Some of the limitations of Adjusted EBITDA and Adjusted EBITDAR are:

•	Adjusted EBITDA and Adjusted EBITDAR do not reflect cash used for capital expenditures;

•	Although depreciation and amortization are non-cash charges, the assets being depreciated or amortized often will have to be replaced and Adjusted EBITDA and Adjusted EBITDAR do not reflect the cash requirements for such replacements;

•	Adjusted EBITDA and Adjusted EBITDAR do not reflect changes in, or cash requirements for, the Company’s working capital requirements;

•	Adjusted EBITDA and Adjusted EBITDAR do not reflect the cash necessary to make payments of interest or principal on the Company’s indebtedness; and

•	Adjusted EBITDAR does not reflect the cash necessary to make payments of rent under the Company’s lease obligations.

While Adjusted EBITDA and Adjusted EBITDAR are frequently used as measures of operations and the ability to meet indebtedness service requirements, these measures as calculated by the Company are not necessarily directly comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation.

CKE RESTAURANTS, INC.
ADJUSTED EBITDA AND ADJUSTED EBITDAR
(In thousands)
(Unaudited)
				Successor/
	Successor	Successor	Successor	Predecessor
	Twelve	Twelve	Forty	Forty
	Weeks Ended	Weeks Ended	Weeks Ended	Weeks Ended
	7-Nov-11	1-Nov-10	7-Nov-11	1-Nov-10
Net (loss) income	$(1,517)	$45	$(6,349)	$(30,358)

Interest expense	17,415	18,055	59,626	32,652
Income tax benefit	(2,142)	(2,743)	(3,877)	(708)
Depreciation and amortization	19,030	17,796	62,873	57,421
Facility action charges, net	262	822	703	1,549
Gain on sale of distribution center assets	—	—	—	(3,442)
Transaction-related costs (1)	—	167	545	47,802
Management fees (2)	574	575	1,916	637
Share-based compensation expense	1,063	1,291	3,531	16,762
Losses on asset and other disposals	343	350	1,339	2,531
Difference between U.S. GAAP rent and cash rent	570	1,317	1,847	2,221
Cost savings (3)	—	—	—	970
Other, net (4)	2,256	812	8,071	(171)

Adjusted EBITDA	$37,854	$38,487	$130,225	$127,866
Net Rent (5)	11,650	10,783	38,933	37,090

Adjusted EBITDAR	$49,504	$49,270	$169,158	$164,956

(1)	Transaction-related costs include investment banking, legal, and other costs related to the Merger, as well as costs related to the termination of a prior merger agreement.

(2)	Represents the amounts associated with the management services agreement with Apollo Management VII, L.P. for on-going investment banking, consulting, and financial planning services, which are included in general and administrative expense.

(3)	Cost savings reflects pro-forma cost savings amounts expected to be realized as a result of becoming a privately held company.

(4)	Other, net includes the net impact of purchase accounting, executive retention bonus, severance costs and disposition business expense. For the forty weeks ended November 1, 2010 (Successor/Predecessor), other, net also includes adjusted EBITDA from the Company’s distribution business, which it no longer owns or operates.

(5)	Represents aggregate cash rent expense of the Company less rental income from franchisees and third parties, subject to certain adjustments and exclusions.

Company-Operated Restaurant-Level Non-GAAP Measures

Company-operated restaurant-level adjusted EBITDA is expressed in dollars and defined as company-operated restaurants revenue less restaurant operating costs excluding depreciation and amortization expense and including advertising expense. Restaurant operating costs are the expenses incurred directly by company-operated restaurants in generating revenues and do not include advertising costs, general and administrative expenses or facility action charges. Company-operated restaurant-level adjusted EBITDA margin is expressed as a percentage and defined as company-operated restaurant-level adjusted EBITDA divided by company-operated restaurants revenue.

Company-operated restaurant-level adjusted EBITDA and company-operated restaurant-level adjusted EBITDA margin are non-GAAP measures utilized by management internally to evaluate and compare the Company’s operating performance for company-operated restaurants between periods. In addition, management believes that these financial measures provide useful information to potential investors and analysts because they provide insight into management’s evaluation of the Company’s results of operations. These non-GAAP measures should be viewed in addition to, and not in lieu of, the comparable GAAP measures. These non-GAAP measures have certain limitations including the following:

•	Because not all companies calculate these measures identically, the Company’s presentation of such measures may not be comparable to similarly titled measures of other companies;

•	These measures exclude certain general and administrative and other operating costs, which should also be considered when assessing the Company’s operating performance; and

•	These measures exclude depreciation and amortization, and although they are non-cash charges, the assets being depreciated or amortized will often have to be replaced and new investments made to support the operations of the Company’s restaurant portfolio.

The following is a reconciliation of company-operated restaurant-level adjusted EBITDA and company-operated restaurant-level adjusted EBITDA margin (unaudited):

	Successor	Successor	Successor	Successor/
				Predecessor
	Twelve	Twelve	Forty	Forty
	Weeks Ended	Weeks Ended	Weeks Ended	Weeks Ended
	November 7, 2011	November 1, 2010	November 7, 2011	November 1, 2010
Company-operated restaurant-level adjusted EBITDA:
Company-operated restaurants revenue	$256,976	$250,097	$871,571	$836,579
Less: restaurant operating costs	(214,174)	(207,336)	(726,356)	(691,710)
Add: depreciation and amortization expense	16,376	15,180	54,363	50,624
Less: advertising expense	(15,698)	(14,880)	(51,158)	(49,375)

Company-operated restaurant-level adjusted EBITDA	$43,480	$43,061	$148,420	$146,118

Company-operated restaurant-level adjusted EBITDA margin	16.9%	17.2%	17.0%	17.5%